Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, April 20, 2021 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2021.

Unitholders of record on April 30, 2021 will receive a distribution amounting to $2,040,000 or $0.12 per unit, payable May 14, 2021.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	121,019
Natural gas (Mcf)	89,151
Total (BOE)	135,878
Average sales prices:
Oil (per Bbl)	$48.53
Natural gas (per Mcf)	$2.81
Gross proceeds:
Oil sales	$5,872,798
Natural gas sales	250,209
Total gross proceeds	$6,123,007
Costs:
Lease operating expenses	$2,803,042
Production and property taxes	120,097
Development expenses	283,643
Total costs	$3,206,782
Net proceeds	$2,916,225
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$2,332,980
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$2,332,980
Provision for estimated Trust expenses	(292,980)
Net cash proceeds available for distribution	$2,040,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2021. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
(713) 483-6020
601 Travis Street, Floor 16, Houston, TX 77002

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